Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297234

SUPPLEMENT NO. 1 DATED OCTOBER 28, 2026

TO THE PROXY STATEMENT/PROSPECTUS AND MANAGEMENT INFORMATION CIRCULAR

DATED OCTOBER 1, 2026

This supplement (this “Supplement”) supplements the proxy statement/prospectus and management information circular of InMed Pharmaceuticals Inc. (“InMed”) dated October 1, 2026 (the “proxy statement/prospectus”), relating to the proposed Merger of InMed and Mentari Therapeutics, Inc. and the annual general and special meeting of InMed shareholders to be held on November 4, 2026. This Supplement should be read together with the proxy statement/prospectus. Capitalized terms used but not defined in this Supplement have the meanings given to them in the proxy statement/prospectus.

Record Date for the InMed CVRs

The InMed Board has fixed the close of business (Eastern Time) on November 5, 2026 as the record date for the distribution of the InMed CVRs (the “CVR Record Date”). Only holders of record of InMed Common Shares as of the CVR Record Date will receive InMed CVRs, which will be issued on the Closing Date. Because trades of InMed Common Shares settle on a T+1 basis, a person who acquires InMed Common Shares on or after the CVR Record Date generally will not be a holder of record as of the CVR Record Date and will not receive InMed CVRs in respect of those shares. InMed Common Shares issued after the CVR Record Date, including shares issued in the Merger and upon the surrender of In-the-Money InMed Options, will not receive InMed CVRs.

Accordingly, each statement in the proxy statement/prospectus that holders of InMed Common Shares as of immediately prior to the First Effective Time will receive InMed CVRs (including in “Questions and Answers About the Merger,” “Prospectus Summary,” “Risk Factors,” “The Merger Agreement—Contingent Value Rights,” “Agreements Related to the Merger—InMed CVR Agreement,” “Proposal No. 2—The Return of Capital Proposal” and “InMed’s Business”) is amended to refer to holders of record of InMed Common Shares as of the CVR Record Date.

Except as described above, this Supplement does not modify the proxy statement/prospectus. If you have already voted, you do not need to vote again unless you wish to change your vote.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if the proxy statement/prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.